Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement on Form S-8 of XPO Logistics, Inc. filed in connection with Con-way Inc. 2012 Equity and Incentive Plan, Con-way Inc. 2006 Equity and Incentive Plan (Amended and Restated December 2008) and Con-way Inc. 1997 Equity and Incentive Plan (2006 Amendment and Restatement) of our report dated May 22, 2015, with respect to the audited consolidated financial statements of Norbert Dentressangle S.A. and subsidiaries as of December 31, 2014, 2013 and 2012 and for each of the three years in the period ended December 31, 2014 which are included as an exhibit in the Amendment No. 1 to the Current Report on Form 8-K/A of XPO Logistics, Inc. dated June 1, 2015.

/s/ Ernst & Young et Autres

Daniel Mary-Dauphin

Lyon, France

October 30, 2015

/s/ Grant Thornton

Robert Dambo

Lyon, France

October 30, 2015